Exhibit 10.1

Weatherford International Ltd.
(Switzerland)
Executive Non-Equity Incentive Compensation Plan

(Amendment and Restatement Adopted
by the Compensation Committee on February 27, 2014)

The Compensation Committee of Weatherford International Ltd.’s Board of Directors (the “Committee”), having last updated the Executive Non-Equity Incentive Compensation Plan on February 16, 2011 (the “EICP”), hereby amends and restates the EICP in its entirety to be effective as of January 1, 2014.
SECTION 1 - PURPOSE
As part of Weatherford International Ltd.’s (“Weatherford” or the “Company”) total compensation program, this EICP is designed to motivate and reward the Company’s corporate officers (including Section 16 designated officers and others as approved by the Committee) designated for participation in the EICP whose efforts and accomplishments positively impact Weatherford’s shareholder value, financial performance and overall success.
SECTION 2 - AWARDS AND GOALS
The Committee will establish the terms of any awards criteria under the EICP (“Awards”), including the financial and other goals for each Award, within 90 days of the start of each fiscal year, subject to the other provisions of this EICP. It is the expectation under the implementation of this plan that the Committee would annually review prior performance criteria and retain or adjust that criteria for the upcoming year based on an aggregate review of many factors, including but not limited to: achievement, market dynamics, unique corporate circumstances, financial goals, retention, peer group considerations and others.
SECTION 3 - DEFINITIONS
3.1 Definitions
Where the following words and phrases appear in the EICP, they shall have the respective meanings defined below, unless their context clearly indicates otherwise.
“Act” shall mean the Securities and Exchange Act of 1934.
“Affiliate” shall mean a Subsidiary of the Company or a division or designated group of the Company or a Subsidiary that is directly or indirectly controlled by, or under common control with, the Company.
“Base Salary” shall mean the annualized pay rate of a Participant as in effect on January 1 of a Plan Year, including base pay a Participant could have received in cash in lieu of (i) contributions made on such Participant’s behalf to a qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company and (ii) deferrals of compensation made at the Participant’s election pursuant to a plan or arrangement of the Company or an Affiliate, but excluding any Rewards under this EICP and any other bonuses, incentive pay or special awards.

“Beneficiary” shall mean the person, persons, trust or trusts to receive the benefits specified under Section 8.1 of the EICP in the event of the Participant’s death prior to full payment of a Reward.
“Board of Directors” shall mean the Board of Directors of the Company.
“Cause” shall mean the definition of Cause specified in any applicable agreement between the Participant and the Company, and if not specified: (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company, or (ii) the Participant willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
“CEO” shall mean the Chief Executive Officer of the Company.
“Clawback Policy” shall mean the Company’s Executive Compensation Clawback Policy, as may be amended from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of Directors of the Company, appointed by the Board of Directors from among its members in accordance with applicable law and listing body regulations.
“Common Stock” shall mean the common stock of Weatherford International Ltd.
“Company” shall mean Weatherford International Ltd., a Swiss joint stock company, and its successors.
“Corporate Change” shall mean one of the following events: (i) the merger, consolidation or other reorganization of the Company in which the outstanding Common Stock is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned Subsidiary), cash or property; (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to another corporation or entity (except a direct or indirect wholly owned Subsidiary); (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution; (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity, including, without limitation, a “group” as contemplated by Section 13(d)(3) of the Act, as amended, of beneficial ownership, as contemplated by such Section, of more than twenty percent (based on voting power) of the Company’s outstanding capital stock; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.
“EICP” shall mean this Executive Nonequity Incentive Compensation Plan, and as the same may thereafter be amended from time to time.
“Eligible Executive” shall mean an employee of the Company who was not initially designated as Participant for a given Plan Year that (i) is newly appointed, elected or hired as an executive officer or member of senior management or (ii) returns to active employment as an executive officer or member of senior management following a leave of absence. Non-executive officers or members of senior management who participate in the EICP shall do so only as explicitly approved by the Committee
“Participant” shall mean any eligible executive or senior management member of the Company or an Affiliate selected by the Committee, in its sole discretion, to participate in the EICP for a Plan Year.

“Payment Date” shall mean, with respect to a particular Plan Year, the date payment is actually made following the end of the applicable Plan Year and after the public release of the Company’s year-end financial results for the applicable year.
“Performance Goals” shall mean, for a given Plan Year, any one or a combination of criteria established by the Committee that forms the basis for determining a Participant’s Reward Opportunity.
“Plan Year” shall mean the twelve month calendar year ending December 31.
“Reward” shall mean the dollar amount of incentive compensation payable to a Participant under the EICP for a Plan Year determined in accordance with the provisions of this EICP.
“Reward Opportunity” shall mean a Participant’s possible incentive reward payment amounts in a given Plan Year, expressed as a percentage of Base Salary, which corresponds to various levels of pre-established Performance Goals.
“Section 162(m)” shall mean Section 162(m) of the Code.
“Subsidiary” shall mean any company, corporation, partnership, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity or organization (i) in which 50 percent or more of the securities having ordinary voting power for the election of directors (or other governing body) is owned, directly or indirectly, by the Company or (ii) in which the Company may direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise.
3.2 Number
Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.
3.3 Headings
The headings of Sections and Sub-sections herein are included solely for convenience, and if there is any conflict between headings and the text of the EICP, the text shall control.

SECTION 4 - PARTICIPATION
4.1 Participants
The Participants eligible to participate in the EICP for a given Plan Year shall be determined by the Committee, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Act and any other corporate officers and members of senior management of the Company who are specifically designated by the Committee, in its sole discretion, to participate in the EICP.
4.2 Partial Plan Year Participation
(a) If the Committee determines that an Eligible Executive should be permitted to earn compensation under this EICP, the Committee may designate such Eligible Executive a Participant for the balance of the Plan Year, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of this EICP.
(b) If an employee who has previously been designated as a Participant for a particular Plan Year takes a leave of absence during such Plan Year, all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the Committee shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was an active Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of this EICP.

(c) If a Participant’s Base Salary or bonus target for a particular Plan Year changes due to promotion, demotion, reassignment or transfer, the Committee may, after considering permissibility under Section 162(m), approve an adjustment in such Participant’s Reward Opportunity as deemed appropriate under the circumstances (including termination of participation in the EICP for the remainder of the Plan Year), such adjustment to be made on a pro rata basis for the balance of the Plan Year effective with the first day of the month following such approval, unless some other effective date is specified. All such approvals shall be documented in writing and filed with the EICP records for the applicable Plan Year. In the absence of any specific approvals, proration will be the default methodology based on partial year and/or changed job titles.
4.3 No Right to Participate
Except as provided in Sections 4.1 and 4.2, no Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in the EICP for any Plan Year, notwithstanding having previously participated in the EICP.
4.4 EICP Exclusive
No employee shall simultaneously participate in this EICP and in any other short-term incentive plan of the Company or an Affiliate unless such employee’s participation in such other plan is approved by the Committee.
4.5 Consent to Dispute Resolution
Participation in the EICP constitutes consent by the Participant to be bound by the Company’s designated dispute resolution processes, which shall in substance require that all disputes arising out of or in any way related to employment with the Company or its Affiliates, including any disputes concerning the EICP, be resolved exclusively through such program, which shall include binding arbitration as the last step.
SECTION 5 - ADMINISTRATION
Each Plan Year, the Committee shall establish the basis for payments under the EICP in relation to given Performance Goals, as more fully described in Section 6, and, following the end of each Plan Year, determine the Reward payable to each Participant. The Committee is authorized to construe and interpret the EICP, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of the EICP and to implement the intent of the EICP. In addition, as permitted by law, the Committee may delegate its authority granted under the EICP as deemed appropriate; provided, however, that Committee may not delegate its authority under Section 6 hereof outside the membership of the Committee. Decisions of the Committee or its delegates, in accordance with the authority granted hereby or delegated pursuant hereto shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee and its delegates may act in their sole and absolute discretion with respect to matters within their authority under the EICP.
From time to time the Committee may determine that modifying the EICP, the Performance Goals or the potential awards payments would provide more appropriate incentives for Participants. Notwithstanding any provision to the contrary and in addition to the above, the Committee reserves the right in its sole discretion to adjust the Performance Goals or Reward amounts under the EICP to reflect (1) the impact of acquisitions or divestitures, (2) changes in the Company’s industry, (3) changes in macro-economic factors or conditions impacting the Company, (4) changes in market compensation practices and other circumstances, including the need to attract and retain talented executives, (5) changes in applicable laws, regulations or accounting practices, or (6) other matters that were not anticipated when the Performance Goals for the EICP were determined. The Committee retains the discretion to make alternative bonus calculations or to make retention awards or other awards based on alternative or non-financial performance criteria.

SECTION 6 - REWARD DETERMINATIONS
6.1 Performance Measures
The Committee shall strive to make financial performance a primary basis in determining Performance Goals for any Plan Year. In addition, other performance measures applicable to particular Participants may also be used as Performance Goals.

6.2 Performance Requirements
The Committee will establish within 90 days of the start of each fiscal year (1) the Performance Goals applicable to the Participants and (2) the Reward Opportunities of each Participant corresponding to the pre-established Performance Goals that will determine a Participant’s actual Reward at the end of the Plan Year.
For each Reward, the Committee will establish Performance Goals at three levels: Threshold, Target and Superior. Target shall represent a strong but achievable level of performance. Superior shall represent an extraordinary level of performance that will substantially increase shareholder value, typically performance at a level 15-25% higher than Target. Threshold shall be the entry-level of performance under the EICP and will typically be 15-25% lower than Target, and is established so that smaller awards will be earned for satisfactory performance short of Target. The Committee shall have full discretion to set the Performance Goals and metrics.
6.3 Reward Determinations
After the end of each Plan Year, the Committee shall determine the extent to which the Performance Goals have been achieved and the amount of the Reward shall be computed for each Participant in accordance with a Participant’s Reward Opportunity.
6.4 Discretionary Adjustments
Once established, Performance Goals will not be changed during the Plan Year. However, if the Committee, in its sole and absolute discretion, determines that there has been (i) a change in the business, operations, corporate or capital structure, (ii) a change in the manner in which business is conducted or (iii) any other material change or event which will impact one or more Performance Goals in a manner the Committee did not intend, then the Committee may, reasonably contemporaneously with such change or event, make such adjustments as it shall deem appropriate and equitable in the manner of computing the relevant Performance Goal or Goals for the Plan Year.
6.5 Discretionary Bonuses
Notwithstanding any other provision contained herein to the contrary, the Committee may, in its sole discretion, make such other or additional bonus payments to a Participant as it shall deem appropriate and in the interests of the Company.

6.6 Disqualification of Awards
If a Participant is deemed to have (i) breached the Company Code of Business Conduct, or (ii) materially breached any other Company policy, the Committee, at its sole discretion, may disqualify the Participant from receiving any bonus for a given Plan Year in whole or in part. Participation in future Plan Years, however, may be considered independent of that decision. Misrepresenting results will be considered a breach of Company policy.
6.7 Clawback Policy

Any Reward received by the Participant shall be subject to the provisions of the Company’s Clawback Policy. The Clawback Policy enables recoupment of performance-based compensation that is paid but is subsequently determined not to have been earned because financial results of the Company are restated.
SECTION 7 - DISTRIBUTION OF REWARDS
7.1 Form and Timing of Payment
Except as otherwise provided below, the amount of each Reward shall be paid in cash and in the currency in which the Participant is ordinarily paid on the Payment Date. In the event of termination of a Participant’s employment prior to the Payment Date due to death or disability, the amount of any Reward (or prorated portion thereof) payable pursuant to the provisions of Sections 8.1 or 8.2 shall be paid in cash and in the currency in which the Participant is ordinarily paid on the Payment Date.
7.2 Tax Withholding
The Company or employing entity through which payment of a Reward is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.
SECTION 8 - TERMINATION OF EMPLOYMENT
8.1 Termination of Service during Plan Year
In the event a Participant’s employment is terminated prior to the last business day of a Plan Year for any reason other than death or disability (as determined by the CEO or his delegate), all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the Committee shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was a Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 7.1. In the case of death during the Plan Year, the prorated amount of such Participant’s Reward shall be paid to the Participant’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date. In the case of disability, the prorated amount of a Participant’s Reward shall be paid in accordance with the provisions of Section 7.1. In the event of a conflict between this EICP and any other applicable agreement between the Participant and the Company or official Company policy, the Participant shall be entitled to the most beneficial treatment available.
8.2 Termination of Service after End of Plan Year but Prior to the Payment Date

If a Participant’s employment is terminated after the end of the applicable Plan Year, but prior to the Payment Date, for any reason other than termination for Cause, the amount of any Reward applicable to such Plan Year shall be paid to the Participant in accordance with the provisions of Section 7.1. If a Participant’s employment is terminated for Cause, all of such Participant’s rights to a Reward applicable to such Plan Year shall be forfeited.

SECTION 9 - RIGHTS OF PARTICIPANTS AND BENEFICIARIES
9.1 Status as a Participant or Beneficiary
Neither status as a Participant or Beneficiary shall be construed as a commitment that any Reward will be paid or payable under the EICP.
9.2 Employment
Nothing contained in the EICP or in any document related to the EICP or to any Reward shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without Cause.

9.3 Non-transferability

No benefit payable under, or interest in, this EICP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or Beneficiary. Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of the EICP.

9.4 Nature of EICP

No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Reward hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in the EICP (or in any document related thereto), nor the creation or adoption of the EICP, nor any action taken pursuant to the provisions of the EICP shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to a Reward hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under the EICP shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in the EICP shall be deemed to give any employee any right to participate in the EICP except in accordance herewith.

SECTION 10 - CORPORATE CHANGE

In the event of a Corporate Change, (i) with respect to a Participant’s Reward Opportunity for the Plan Year in which the Corporate Change occurred, such Participant shall be entitled to an immediate cash payment equal to the maximum amount of the Reward Opportunity he or she would have been entitled to receive for the Plan Year, prorated to the date of the Corporate Change; and (ii) with respect to a Corporate Change that occurs after the end of the Plan Year but prior to the Payment Date, a Participant shall be entitled to an immediate cash payment equal to the Reward earned for such Plan Year. In the event of a conflict between this section and any other applicable agreement between the Participant and the Company or official Company policy, the Participant shall be entitled to the most beneficial treatment available.

SECTION 11 - AMENDMENT AND TERMINATION

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate or, from time to time amend, modify or suspend the EICP; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Rewards theretofore earned for a particular Plan Year, whether or not the amounts of such Rewards have been computed and whether or not such Rewards are then payable.

SECTION 12 - MISCELLANEOUS

12.1 Governing Law

The EICP and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by U.S. federal law.

12.2 Severability

If any provision of the EICP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the EICP shall be construed and enforced as if said illegal or invalid provision had never been included herein.

12.3 Supersession

This EICP supersedes all prior executive non-equity bonus plans except those set forth in an individual arrangement with an individual employee, in which case the this EICP shall not apply. Any other such annual executive non-equity bonus plan sponsored by the Company is hereby terminated.
12.4 Successor

All obligations of the Company under the EICP shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12.5 Section 409A of the Code

To the extent applicable, it is intended that the EICP comply with or be exempt from the requirements of Code Section 409A and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith, to the extent applicable, and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Code Section 409A will only be as broad as is permitted by Code Section 409A and any regulations thereunder. While the Company intends that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Code Section 409A and any related regulations or other guidance promulgated thereunder, neither the Company or the Committee nor any of their respective Affiliates shall be liable to any person for the tax consequences of any failure to comply with the requirements of Code Section 409A or any other tax consequences relating to Awards under the Plan.

Dated: February 27, 2014

/s/ Alejandro Cestero
Alejandro Cestero, Corporate Secretary